SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) July 21, 1998


                         NATIONAL PENN BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)


          Pennsylvania                  0-10957                23-2215075
  (State or other jurisdiction        (Commission           (I.R.S. Employer
        of incorporation)             File Number)            Ident. No.)


      Philadelphia and Reading Avenues, Boyertown, PA        19512
           (Address of principal executive office)         (Zip Code)


Registrant's telephone number, including area code (215) 367-6001


                                       N/A
          (Former name or former address, if changed since last report)

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Item 5.  Other Events.

     On July 21, 1998, National Penn Bancshares, Inc. ("NPB"), National Penn Bank, a wholly-owned subsidiary of NPB ("Bank"), and Elverson National Bank ("ENB") entered into an Agreement and Plan of Merger (the "Agreement") which provides, among other things, for the merger of ENB with and into Bank, with Bank surviving the merger as a wholly-owned subsidiary of NPB (the "Merger").

     The Agreement provides for the exchange of 1.175 shares of NPB common stock for each share of ENB common stock. There are 2,597,995 shares of ENB common stock outstanding. The exchange ratio is subject to adjustment if the price of National Penn Bancshares common stock declines by more than 10% during the 20 trading day period ending on the trading day 31 days before the date of the ENB shareholders' meeting. In that event, the ratio would adjust to a ratio of 1.2 shares for each ENB share. Should that decline exceed 20%, ENB would have the right to terminate the Agreement if that decline also was 5% more than the decline in an index of stock prices of a group of comparable Pennsylvania bank holding companies over the same time period, unless National Penn Bancshares choose to increase the exchange ratio to 1.25 shares for each ENB share. A decline in excess of 25% would permit ENB to terminate the Agreement.

     A 5-for-4 split of National Penn Bancshares common stock is currently pending and will be completed on July 31. Upon its completion, the Agreement provides for proportionate adjustment of all the exchange ratio provisions so as to preserve the same economic terms as at present.

     The Agreement provides for the issuance of stock options for NPB common stock in substitution for stock options for ENB common stock, to the extent the ENB stock options remain outstanding on the closing date. The substitute options would reflect the final exchange ratio and otherwise be on the same terms and conditions as the ENB options, all of which vested and became immediately exercisable upon execution of the Agreement. There are options outstanding for 44,424 additional shares of ENB common stock.

     The Merger is intended to be a tax-free exchange for ENB shareholders to the extent they receive shares of NPB common stock and a "pooling of interests" for financial accounting purposes. NPB and ENB anticipate that closing of the Merger will occur late in the fourth quarter of 1998 or early in the first quarter of 1999.

     The Merger is subject to a number of conditions, including approval by the Office of the Comptroller of the Currency and approval by shareholders of both ENB and NPB. For ENB, shareholder approval will require the affirmative vote of holders of two-thirds of the outstanding shares of ENB common stock; for NPB, shareholder

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

approval will require the affirmative vote of a majority of the votes cast by shareholders at the meeting.

     All directors of ENB (collectively holding approximately 20.7% of the outstanding shares of ENB common stock) have agreed to vote in favor of the Merger; likewise, all directors of NPB (collectively holding approximately 2.25% of the outstanding shares of NPB common stock) have agreed to vote in favor of the Merger.

     The Agreement provides for ENB immediately to pay NPB a cash fee of Five Million Dollars ($5,000,000.00) if ENB fails to complete the transactions contemplated by the Agreement after the occurrence of one of the following events, if NPB is not in material breach of the Agreement:

     (i) ENB exercises its right to terminate the Agreement under the following circumstances. If ENB should receive an Acquisition Proposal (as defined below), the ENB Board of Directors may terminate the Agreement, but only to the extent that the ENB Board of Directors concludes in good faith after consultation with its legal and financial advisors that such Acquisition Proposal, if consummated pursuant to its terms, would result in an alternative transaction that is more favorable to ENB shareholders than the Merger. As used herein, the term "Acquisition Proposal" means: (x) any acquisition or purchase of a significant amount of the assets of ENB, or any equity interest in ENB or any take-over bid or tender offer (including an issuer bid or self tender offer) or exchange offer, consolidation, plan or arrangement, reorganization, consolidation, business combination, sale of substantially all of the assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving ENB (other than the transactions contemplated by the Agreement) or (y) any proposal, plan or intention to do any of the foregoing either publicly announced or communicated to ENB or any agreement to engage in any of the foregoing.

     (ii) The failure of ENB shareholders to approve the Merger at a meeting called for such purpose if at the time of such meeting there has been an announcement by a person or group of persons (other than NPB) of an offer or proposal to acquire 19.9% or more of the ENB Common Stock then outstanding, or to acquire, merge, or consolidate with ENB, or to purchase all or substantially all of ENB's assets.

     The Agreement provides for NPB immediately to pay ENB a cash fee of One Million Dollars ($1,000,000.00) if NPB fails to complete the transactions contemplated by the Agreement after the failure of NPB shareholders to approve the Merger at a meeting called for that purpose, if ENB is not in material breach of the Agreement.

     The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the

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Agreement,  which is filed  herein as Exhibit 2. A copy of NPB's  press  release dated July 21, 1998 is filed herein as Exhibit 99.1, and a copy of NPB's letter to its shareholders is filed herein as Exhibit 99.2.

     Effective July 21, 1998, NPB's Board of Directors rescinded its prior authority granted in December 1997 for NPB to repurchase up to 530,000 shares of its common stock (adjusted to 662,500 shares on account of the pending 5-for-4 stock split).

     The merger is expected to be accretive to National Penn's earnings in 2000. There are a variety of factors that could cause the actual results to differ materially from this forward-looking statement. These include, but are not limited to: (1) expected cost savings from the Merger, including reductions in interest and non-interest expense, may not be fully realized or realized within the expected time-frame; (2) revenues following the Merger may be lower than expected, or deposit attrition, operating costs, customer losses or business disruption following the Merger may be greater than expected; (3) commercial loan growth following the Merger may be lower than expected; (4) competitive pressures among banking and non-banking organizations may increase significantly; (5) costs, difficulties or delays related to the integration of the businesses or systems of NPB and ENB may be greater or longer than expected;
(6) changes in the interest rate environment may reduce interest margins; (7) general economic or business conditions, either nationally or in the region in which the combined company will be doing business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit; (8) legislation or regulatory changes may adversely affect the businesses in which the combined company would be engaged; and (9) changes may occur in the securities markets. Additional information with respect to factors that may cause actual results to differ materially from those contemplated by such forward-looking statement is included in NPB's quarterly report on Form 10-Q for 1st quarter 1998 and may be included in subsequent reports filed by NPB with the Securities and Exchange Commission.

Item 7.  Financial Statements and Exhibits.

(c)  Exhibits.

           2 -  Agreement   dated  July  21,  1998  between   National   Penn
                Bancshares,  Inc.,  National  Penn Bank,  and Elverson  National
                Bank.

        99.1 -  Press Release of National Penn Bancshares, Inc.

        99.2 -  Letter to Shareholders of National Penn Bancshares, Inc.

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                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                  NATIONAL PENN BANCSHARES, INC.


                                                  By /s/Wayne R. Weidner
                                                     ---------------------------
                                                        Wayne R. Weidner
                                                        President


Dated:  July 24, 1998

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                                  EXHIBIT INDEX


  Exhibit Number                    Description

        2 Agreement dated July 21, 1998 between National Penn Bancshares, Inc., National Penn Bank, and Elverson National Bank.

        99.1    Press Release of National Penn Bancshares, Inc.

        99.2    Letter to Shareholders of National Penn Bancshares, Inc.

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